UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 17, 2007

STARTEK, INC.
 (Exact name of registrant as specified in its charter)

DELAWARE	1-12793	84-1370538
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

44 Cook Street, 4th Floor, Denver, Colorado	80206
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 399-2400

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On January 17, 2007, StarTek, Inc. (“StarTek”) entered into a Separation Agreement (the “Agreement”) with Steven D. Butler pursuant to his previously announced termination of employment. His employment with StarTek ended effective January 17, 2007 (the “Termination Date”). Under the terms of the Agreement, Mr. Butler was paid a lump sum payment of salary (less applicable withholding) and vacation pay as if he had been employed through April 4, 2007, and will be entitled to receive $472,500 in severance pay, payable in equal monthly installments commencing on StarTek’s first regular payday that is no less than six months after the Termination Date and continuing according to the Company’s regular payroll schedule through April 8, 2008. Mr. Butler will also be reimbursed for certain insurance premiums that he will pay in April 2007 for coverage through April 2008.

The Agreement also stipulates that options granted to Mr. Butler during his tenure with StarTek will vest in accordance with the terms and provisions of each option agreement that existed on the Termination Date as if Mr. Butler’s employment with StarTek had terminated on April 4, 2007, and all of such vesting options will be exercisable through December 31, 2007. As of the Termination Date, options to purchase an aggregate 120,000 shares had vested.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits

10.81 Separation Agreement by and between StarTek, Inc. and Steven D. Butler

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

STARTEK, INC.

By: /s/ A. Laurence Jones
A. Laurence Jones
President and Chief Executive Officer

Date: January 23, 2007

EXHIBIT INDEX

Exhibit
Number	Description
10.81	Separation Agreement by and between StarTek, Inc. and Steven D. Butler